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                                                                     Exhibit 2.2

                                     [SEAL]

                          FLORIDA DEPARTMENT OF STATE
                               Sandra B. Mortham
                               Secretary of State

April 2, 1998

Terence L. Eads, Esquire
% Eads & Murphy, P.C.
7351 Shadeland Station, Suite 185
Indianapolis, IN 46256



RE: Document Number P98000009368

The Articles of Merger were filed March 19, 1998, effective April 1, 1998, for DIRECT RX HEALTHCARE, INC. which changed its name to NU-WAVE HEALTH PRODUCTS, INC., the surviving Florida corporation.

Should you have any further questions concerning this matter, please feel free to call (850) 487-6050, the Amendment Filing Section.

Louise Flemming-Jackson
Corporate Specialist Supervisor
Division of Corporations                     Letter Number:698A00017715


      Division of Corporations - P.O. Box 6327 - Tallahassee Florida 32314
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                                    ARTICLES
                                       OF
                                     MERGER

         These Articles of Merger are hereby entered into this 5th day of March by and between Direct Rx Healthcare, Inc., a Florida Corporation, and Nu-Wave Health Products, Inc., a Florida Corporation.

                                  WITNESSETH:

1. PLAN OF MERGER

         Nu-Wave Health Products, Inc., a Florida Corporation shall be merged into Direct Rx Healthcare, Inc., a Florida Corporation ("Merger"). Direct Rx Healthcare, Inc. shall be the surviving corporation. Direct Rx Healthcare, Inc. owns 100% of the issued and outstanding common capital stock of Nu-Wave Health Products, Inc., and therefore this is a Merger of a wholly-owned subsidiary corporation into its parent corporation. There will be no share exchange as a part of this Merger. The complete terms and conditions of the Merger are set forth in the Agreement and Plan of Merger, attached hereto and incorporated herein by reference as Exhibit A.

2. SURVIVING CORPORATION

         The surviving corporation shall be Direct Rx Healthcare, Inc., a Florida Corporation.

3. AMENDMENT OF ARTICLES OF INCORPORATION - CHANGE OF NAME

         Pursuant to the terms of the Merger, the Articles of Incorporation of Direct Rx Healthcare, Inc. shall be amended to change the name of the corporation to Nu-Wave Health Products, Inc., as per Restated and Amended Articles of Incorporation attached hereto and incorporated herein by reference as Exhibit B.

4. EFFECTIVE DATE OF MERGER

         The Merger shall be effective on the date of filing these Articles of Merger and Share Exchange with the Florida Department of State.

5. ADOPTION BY DIRECTORS AND SHAREHOLDERS

         a. Nu-Wave Health Products, Inc. The Merger was adopted by the Board of Directors and the Shareholders of Direct Rx Healthcare, Inc. on February 28, 1998.

         b. Direct Rx, Inc. The Merger was adopted by the Board of Directors of Direct Rx, Inc. on February 28, 1998, and by the Shareholders of Direct Rx, Inc. on March 2, 1998.
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EXECUTED on the date and year first written above.

DIRECT RX HEALTCARE, INC.,               Nu-Wave Health Products, Inc., a
  Florida Corporation                      Florida Corporation

By: /s/ Dr. Kotha S. Sekharam            By: /s/ Jugal Taneja
   ----------------------------------        -----------------------------------
    Dr. Kotha S. Sekharam, President         Jugal Taneja, Chairman of the Board

                                                                       EXHIBIT A


                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER is entered into this 5th day of March 1998, by and between Direct Rx Healthcare, Inc., Florida corporation, (hereafter referred to as "Direct") and Nu-Wave Health Products, Inc., a Florida corporation (hereafter referred to as "Nu-Wave").

                                   RECITALS:

     WHEREAS, Direct is a corporation duly organized and incorporated pursuant to and under the laws of the State of Florida and is the parent corporation of Nu-Wave and owns beneficially one hundred percent (100%) of the issued and outstanding stock of Nu-Wave; and Nu-Wave is a corporation duly organized and incorporated pursuant to and under the laws of the State of Florida and is the wholly-owned subsidiary of Direct; and

     WHEREAS, a substantial portion of the consolidated business and revenues of Direct and Nu-Wave in generated by and through Nu-Wave and in connection with such business there exists significant product recognition related to the name of Nu-Wave; and

     WHEREAS, it has been determined by and resolved by the respective Boards of Directors of Direct and Nu-Wave that it is in the best interests of the business and operations of Direct and Nu-Wave for Nu-Wave to merge into Direct and to change the name of Direct to Nu-Wave Health Products, Inc.; and

     WHEREAS, this Agreement and Plan of Merger ("Agreement") has been authorized and approved by the Board of Directors of Direct and has been authorized and approved by the Board of Directors of Nu-Wave; and

     WHEREAS, this is a merger of a wholly-owned subsidiary corporation into its parent corporation but the approval of the shareholders of Direct or Nu-Wave is necessary and required by law since the Agreement and Plan of Merger proposed to change the name of Direct to Nu-WaveHealth Products, Inc., which constitutes an amendment to the surviving corporation's Articles of Incorporation.

     NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, Direct and Nu-Wave hereby agree as follows:

     1. RECITALS INCORPORATED. The above Recitals are incorporated by reference into this Agreement.

     2. MERGER. Nu-Wave shall be merged into Direct and Direct shall be the surviving corporation ("Merger"), pursuant to the following terms and conditions:

     a. The Merger is and shall be deemed a merger of a wholly-owned Florida subsidiary corporation into its Florida parent corporation.

     b. Upon the effective date of the Merger, Nu-Wave as an Florida corporation shall no longer exist except to the extent required by the laws of the State of Florida.

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     c.   Upon the effective date of the Merger, Direct shall be the surviving corporation and shall continue to be a domestic Florida corporation, with its principal office located at:

               5905-A Hampton Oaks Parkway
               Tampa, FL 33610

     d. Upon the effective date of the Merger, all of the assets of Nu-Wave, of any nature whatsoever, tangible or intangible, shall be and become the property of Direct and Direct shall assume and become responsible for all debts and liabilities, of any nature whatsoever, of Nu-Wave.

     e. As a part of the Merger, there shall be no exchange or conversion of the common capital stock of either Direct or Nu-Wave and all of the outstanding common capital stock of Nu-Wave wholly-owned by Direct shall be deemed redeemed and cancelled without consideration.

     f. The Merger shall be in compliance with the laws of the State of Florida.

     g. Direct, as the sole shareholder of record of Nu-Wave, by its signing of this Agreement hereby agrees to the Merger and hereby waives and relinquishes any and all of its rights of a dissenting shareholder with respect to the Merger, and therefore, there are no shareholders that have any rights of a dissenting shareholder with respect to the Merger.

     h. Upon the effective date of the Merger, the Articles of Incorporation and By-Laws of Direct shall be unchanged and shall remain as they exist as of the date of this Agreement, except that the name of the corporation shall be changed to Nu-Wave Health Products, Inc. and the Articles of Incorporation and By-Laws shall be so amended, by the Restated and Amended Articles of Incorporation attached hereto and incorporated herein by reference as Exhibit A.

     3. FILING OF CERTIFICATES OR ARTICLES OF MERGER. Upon the completion of the Merger, Direct, through its respective officers, shall file with the Florida Department of State, such certificates or articles of merger as is require by law to effectuate the completion of the Merger ("Florida Certificate").

     4. EFFECTIVE DATE. The effective date of the Merger shall be April 1, 1998.

     5. COMPLIANCE. This Agreement shall be performed and the Merger accomplished in conformity and compliance with all applicable federal and state laws, rules and regulations.

     6. ABANDONMENT. This Agreement and the Merger may be terminated and abandoned at any time prior to the filing of the Florida Certificate by the Board of Directors of Direct.

     EXECUTED on the date and year first written above in Tampa, Florida.

Direct Rx Healthcare, Inc.              Nu-Wave health Products, Inc.


By /s/ Jugal Taneja                     By /s/ Kotha S. Sekharam
  ------------------------------------    --------------------------------------
   Jugal Taneja, Chairman of the Board     Dr. Kotha S. Sekharam, President

                                   Exhibit B

                              RESTATED AND AMENDED
                           ARTICLES OF INCORPORATION
                                       OF
                           DIRECT RX HEALTHCARE, INC.


     THE UNDERSIGNED, DIRECT RX HEALTHCARE, INC., hereinafter the
"Corporation", under the Florida Business Corporation Act, Chapter 607 of the Florida Statutes, as hereafter amended and modified (the "Act"), hereby adopts the following Restated and Amended Articles of Incorporation for the
Corporation:

ARTICLE I.     NAME

     The name of the Corporation is:

          Nu-Wave Health Products, Inc.

ARTICLE II.    BUSINESS AND ACTIVITIES

     The corporation may, and in authorized to, engage in any activity or business permitted under the laws of the United States and of the State of Florida.

ARTICLE III.   SHARES

     The total number of shares which the corporation shall have the authority to issue shall be Ten million (10,000,000) shares, consisting of: Nine million (9,000,000) shares of common stock and One million (1,000,000) shares of preferred stock, all having a par value of $0.01 per share and the By-Laws of the Corporation shall provide for any terms, conditions limitations and preferences of any class of common or preferred stock.

ARTICLE IV.    PREEMPTIVE RIGHTS

     No shareholder of the Corporation shall have any preferential or preemptive right to subscribe for or purchase from the Corporation any new or additional shares of capital stock or securities convertible into shares of capital stock, of the Corporation, whether now or hereafter authorized.

ARTICLE V.    PRINCIPAL OFFICE

     The address of the Principal Office of the Corporation is 5905-A Hampton Oaks Parkway, Tampa, Florida 33610. The location of the Principal Office shall be subject to change as may be provided in bylaws duly adopted by the Corporation.

ARTICLE VI.    MAILING ADDRESS

     The mailing address of the corporation is 5905-A Hampton Oaks Parkway, Tampa, Florida 33610

ARTICLE VII.   INITIAL REGISTERED OFFICE AND AGENT

     The address of the Registered office of the Corporation is 1200 S. Pine Island Road, Plantation, Florida 33324, and the Initial Registered Agent at such address is CT Corporation System.

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ARTICLE VIII.  BOARD OF DIRECTORS

     The number of Directors constituting the Board of Directors of the Corporation is three (3). The number of Directors may be increased or decreased from time to time in the bylaws of the Corporation, but in no event shall the number of Directors be less than three (3).

ARTICLE IX.    INDEMNIFICATION

     The corporation shall indemnify such persons as it is permitted to indemnify by Section 607.0850 of the Florida Business Corporation Act, and the heirs, executors, and administrators of such persons, to the full extent permitted by, but in accordance with the provisions of that Section. Reference to Section 607.0850 in the previous sentence shall constitute a reference to any legislation hereafter enacted by the Florida Legislature on the same general subject as present Section 607.0850, whether by amendment of that Section or by substitution of differently numbered material for it. Notwithstanding the foregoing, except as otherwise required by Section 607.0850, a person who would be entitled to indemnity only as an agent (a director, officer, employee or trustee not to be considered an "agent" for purposes of this sentence) of the corporation or only as an agent or other entity, shall not be entitled to indemnity.

ARTICLE X.     MAJORITY VOTE

     Notwithstanding any provision of the Florida Business Corporation Act now or hereafter in force requiring for any purpose the vote, consent, waiver, approval, adoption or release of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the Corporation or any class of classes of shares thereof, such action, unless otherwise expressly required by statute, may be taken by the vote, consent, waiver, approval, adoption or release of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes.

ARTICLE XI.    INCORPORATOR

The name and address of the Incorporator of the Corporation is: Dr. Kotha S. Sekharam, 5905-A Hampton Oaks Parkway, Tampa, Florida 33610.

     IN WITNESS WHEREOF, these Restated and Amended Articles of Incorporation have been signed by the undersigned this 5th day of March, 1998.


                                        Direct Rx Healthcare, Inc.



                                        By: /s/ Kotha S. Sekharam
                                            ----------------------------------
                                            Dr. Kotha S. Sekharam, President


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